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                     June 30, 2020

       Abhijit Bhattacharya
       Chief Financial Officer
       KONINKLIJKE PHILIPS NV
       Philips Center
       Amstelplein 2
       Amsterdam 1096 BC
       Netherlands

                                                        Re: KONINKLIJKE PHILIPS
NV
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No.
001-05146-01

       Dear Mr. Bhattacharya:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Delwin Witthoft